UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2011

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 Stanwell Drive

Concord, California 94520

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 1, 2011, Cerus Corporation (“Cerus” or the “Company”) entered into an Amended and Restated Supply Agreement (the “Supply Agreement”) with Ash Stevens Inc. (“Ash Stevens”) for the manufacturing of Cerus’ proprietary S-59 compound, which is also known as amotosalen (the “Product”).

Under the terms of the Supply Agreement, Ash Stevens has agreed to sell and deliver to the Company, and the Company has agreed to purchase from Ash Stevens, the Product on a purchase order basis. The Company is not obligated to purchase any minimum amount of Product from Ash Stevens, but the Company may be required to pay annual maintenance fees to Ash Stevens if the Company does not purchase Product valued at a certain amount on a yearly basis. In addition, the Company will be required to pay Ash Stevens a pro-rated amount based on the work completed under a purchase order but was subsequently modified or cancelled by the Company. Reasonable storage fees may also be assessed on the Company if Ash Stevens stores the Company’s finished goods over a certain quantity.

The Supply Agreement expires on December 31, 2015 (the “Initial Term”) and will automatically renew thereafter for a period of two years, unless terminated by either party at the end of the Initial Term or any extended term, as applicable, upon providing at least a one year prior written notice, in the case of the Company, or at least two years prior written notice, in the case of Ash Stevens, of the effective termination date. The Company and Ash Stevens each have normal and customary termination rights that allow each party to terminate the Supply Agreement earlier, which include, but are not limited to, termination for material breach.

The foregoing is only a brief description of the material terms of the Supply Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Supply Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. The Company will be requesting confidential treatment for certain terms of the Supply Agreement, which will be filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: September 8, 2011	By:	/s/ Kevin D. Green
Kevin D. Green
Vice President, Finance and Chief Accounting Officer